As filed with the Securities and Exchange Commission on February 26, 2001
                                                 Registration No.: 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          The Network Connection, Inc.
             (Exact Name of Registrant as specified in its Charter)


         Georgia                                                58-1712432
(State or other jurisdiction                                 (I.R.S. Employer
     of incorporation)                                    Identification Number)


                                  The Belgravia
                         1811 Chestnut Street, Suite 110
                             Philadelphia, PA 19103
                                 (215) 832-1046
          (Address, including Zip Code, and Telephone Number, including
             Area Code, of Registrant's Principal Executive Offices)


                            Robert Pringle, President
                                  The Belgravia
                         1811 Chestnut Street, Suite 110
                             Philadelphia, PA 19103
                            Telephone: (215) 832-1046
           (Name and Address, including Zip Code and Telephone Number, including Area Code, of Agent for Service)


                        Copies of all communications to:
                            Joseph J. Devine, Esquire
                       Schnader Harrison Segal & Lewis LLP
                         1600 Market Street, Suite 3600
                           Philadelphia, PA 19103-7286
                Telephone: (215) 751-2415 Telefax: (215) 751-2205

                                   ----------

     Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                   CALCULATION OF ADDITIONAL REGISTRATION FEE

===================================================================================================
  Title of                            Proposed Maximum        Proposed
Securities To          Amount to be    Offering price     Maximum Aggregate         Amount of
be Registered           Registered      per Share(1)       Offering price       Registration Fee(2)
---------------------------------------------------------------------------------------------------
Common stock,
$0.001 par value (3)     2,850,000         $1.00             $2,850,000              $712.50

Common stock,
$0.001 par value (4)       136,315         $1.00             $  136,315              $ 34.08

Common stock,
$0.001 par value           552,772         $1.00             $  552,772              $138.19
---------------------------------------------------------------------------------------------------
Total                    3,539,087                           $3,539,087              $884.77
===================================================================================================

(1) Estimated solely for purposes of computing the registration fee. In accordance with Rule 457(c), the price used is the average of the high and low sales price of the common stock as quoted on the Nasdaq SmallCap Market as of the close of trading on February 22, 2001.

(2)  Calculated by multiplying the aggregate offering amount by .00025.

(3) The registrant is registering for resale by certain selling security holders, shares of common stock that may be issuable upon conversion of certain shares of Series E convertible preferred stock of the registrant and the exercise of certain warrants of the registrant. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also registers such additional number of shares of the registrant's common stock as may become issuable upon exercise of the warrants or upon conversions of the Series E convertible preferred stock as a result of stock splits, stock dividends and similar transactions.

(4) The registrant is registering for resale by certain selling security holders, shares of common stock that may be issuable upon exercise of certain warrants of the registrant. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also registers such additional number of shares of the registrant's common stock as may become issuable upon exercise of the warrants as a result of stock splits, stock dividends and similar transactions.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC acting pursuant to said Section 8(a), may determine.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 26, 2001

PROSPECTUS                                                                [LOGO]

                                3,539,087 SHARES

                          THE NETWORK CONNECTION, INC.

                                  COMMON STOCK

     This prospectus relates to the offer for sale from time to time of up to 3,539,087 shares of common stock, par value $0.001 per share, of The Network Connection, Inc., a Georgia corporation, by some of our security holders who, in some cases, hold Series E convertible preferred stock and warrants of the company. Although we would receive certain benefits from the conversion of the Series E Convertible Preferred Stock and possibly receive exercise proceeds from the exercise of the warrants, we will not receive any of the proceeds from the resale of these shares by the selling security holders. For more information on the selling security holders, and the Series E convertible preferred stock and warrants, please see "Selling Security Holders" beginning on Page 12.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "TNCX." The closing sale price of our common stock as reported by the Nasdaq Stock Market on February 22 , 2001 was $0.875 per share. The mailing address of our executive offices is The Network Connection, Inc., The Belgravia, 1811 Chestnut Street, Suite 110, Philadelphia, PA 19103, and our telephone number is 215-832-1046.

     Investment in the common stock offered by this prospectus involves a high degree of risk. You should carefully consider the "Risk Factors" beginning on Page 1 in determining whether to purchase the common stock.

     The selling security holders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the Nasdaq SmallCap market, at prevailing market prices, or at privately negotiated prices. The selling security holders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders. For more information on how the shares may be distributed, see "Plan of Distribution" on page 14.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is _____________, 2001.

                                TABLE OF CONTENTS

Risk Factors...................................................................1
An Overview Of Our Business...................................................11
Use Of Proceeds...............................................................11
Selling Security Holders......................................................12
Plan Of Distribution..........................................................14
Disclosure Of The Sec's Position On Indemnification
  For Securities Act Liabilities..............................................16
Legal Matters.................................................................17
Experts.......................................................................17
Where You Can Find More Information...........................................19

                                   ----------

     Throughout this prospectus, "The Network Connection," "TNCi," "we," "us," and "our," and other possessive and other derivations thereof, refer to The Network Connection, Inc. and its consolidated subsidiaries, unless the context otherwise requires. All trademarks and trade names appearing in this prospectus and the documents information incorporated herein are the property of TNCi, unless otherwise indicated.

     This prospectus is part of a registration statement we filed with the SEC. We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. PLEASE READ THIS ENTIRE PROSPECTUS AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE MAKING YOUR INVESTMENT DECISION TO PURCHASE SHARES IN THIS OFFERING. You should rely only on the information provided in, and incorporated by reference into, this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. We have authorized no one to provide you with different information.

                 FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This prospectus, and certain information incorporated by reference herein, contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future results of operations or financial position are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue." Although management of TNCi believes the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from those stated herein. SEE "Risk Factors" below.

     The cautionary statements made in this prospectus and in the incorporated information should be read as being applicable to all related forward-looking statements contained in this prospectus and the incorporated information.

                                  RISK FACTORS

     Investing in our common stock will subject you to risks inherent in our business. The performance of our common stock will reflect the performance of our business relative to, among other things, our competition, general economic and market conditions and industry conditions. The value of your investment may increase or decline and could result in a total loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in our common stock.

WE HAVE A LIMITED OPERATING HISTORY UNDER NEW MANAGEMENT AND ARE IMPLEMENTING A NEW BUSINESS STRATEGY THAT MAY NOT PROVE SUCCESSFUL AND MAY MAKE IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND YOUR INVESTMENT.

     On May 18, 1999, Global Technologies, Ltd. acquired control of us. As of the date of this prospectus, Global Technologies owned approximately 70% of our common equity on a fully converted basis. In connection with its acquisition, Global Technologies elected a new board of directors which, in turn, put in place a new management team. The new management team has modified our business strategy. We used to focus solely on video server sales to the education market and entertainment system sales to airlines and cruise ship lines. By contrast, our focus under new management is sales of interactive information and entertainment systems to four markets: the hotel and hospitality, passenger rail, educational institution and corporate training, and cruise ship markets. Because this strategy has only been implemented recently, there is little operating history on which to evaluate the strategy's prospects and new management's ability to implement it. There is no assurance that we will have success in implementing our new strategy, or that we will obtain the financial returns sufficient to justify the expenditures we have made, and will continue to make, in hopes of penetrating our newly designated target markets.

WE HAVE A HISTORY OF LOSSES AND EXPECT CONTINUED LOSSES.

     We had an accumulated deficit of $108.9 million at December 31, 2000. For the six months ended December 31, 2000, we generated revenue of $95,645 on which we realized a net loss available to common stockholders of $9.8 million. We generated revenue of $7.1 million for the fiscal year ended June 30, 2000 and realized a net loss of $16.4 million for such year. For the eight-month transition period ended June 30, 1999, we generated revenues of $1 million, and realized net income of $2.3 million (this net income was due entirely to reversal of prior accruals). We generated revenue of $18.8 million for the fiscal year ended 1998, and realized a net loss of $7.2 million for that year.

     We expect to continue to incur losses in the future as we focus on developing, installing and maintaining interactive information and entertainment systems in our four targeted markets. Each system installation is a capital-intensive project. Our revenues will be generated primarily from future usage of these systems. It will take a significant amount of time before we can generate sufficient revenues to cover our operating costs, including depreciation, expenses related to the costs of installing systems and corporate overhead expenses. There can be no assurance that usage of the systems will ever generate sufficient revenues to cover the costs of maintaining these systems.

WE WILL REQUIRE ADDITIONAL FINANCING.

     We will require substantial financing to continue as a going concern and provide for working capital to operate our current and proposed expanded operations until profitability is achieved, if ever. We expect to use a significant amount of cash in the next 12 months. Cash is being used primarily to repay existing vendors, finance anticipated operating losses resulting from efforts to increase our customer base and develop operations, and to make capital expenditures required for sales of our systems.

     Management believes that current cash balances, the $5.0 million credit facility with Global Technologies (of which approximately $1.0 million remains available as of February 21, 2001), and our other available financing sources (consisting of an equity line of credit and equity unit offering) will not be sufficient to meet currently anticipated cash requirements for the next 12 months. We are currently past due on many accounts payable and have entered into repayment plans with some of our suppliers. In addition, some of our suppliers have imposed cash on delivery terms. We also have significant expansion plans, which will exacerbate these liquidity issues. Global Technologies does not currently have sufficient cash for us to borrow the remaining available amount under our line of credit facility with Global and no assurance can be given that Global will have sufficient funds to meet its commitment under the credit facility in the future. In addition, no assurance can be given that Fusion Capital will have the resources necessary to meet its commitment as we draw down from time to time pursuant to our private equity line with Fusion. To the extent that available and prospective sources of financing prove insufficient or unavailable, we will be required to modify our expansion plans, scale back operations and/or modify our business strategy.

     We are currently in discussions with equity and equipment financing sources, which, if transactions are consummated, together with the aforementioned available sources of financing, should provide sufficient funding for us to meet our business plan requirements. There is no assurance that we will be able to raise additional capital on terms acceptable to us or at all, and, the inability to raise such capital would have a material adverse effect on our operating results, financial condition, and create substantial doubt about our ability to continue as a going concern.

     We are currently in discussions with several potential customers and strategic partners, which, if transactions are consummated, would provide us with significant revenue and/or cost reductions from these relationships, and would contribute positively to the funding required for us to meet our business plan requirements. There is no assurance that we will be able to consummate these transactions on terms acceptable to us or at all, and, the inability to attract such customers and strategic partners would have a material adverse effect on our operating results, financial condition, and create substantial doubt about our ability to continue as a going concern.

GOING CONCERN CONSIDERATIONS.

     Our consolidated financial statements for the year ended June 30, 2000, the transition period ended June 30, 1999, and the year ended October 31, 1998 were prepared using generally accepted accounting principles applicable to a going concern which contemplate the realization of assets and liquidation of liabilities in the normal course of business. Our consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. Our continuation as a going concern will be dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing or refinancing as may be required and to attain profitable operations and a positive cash flow. There is no assurance that sufficient funding would be available when needed or that we would be able to achieve a profitable level of operations and a positive cash flow. The report of our independent accountants on our consolidated financial statements as of, and for the fiscal year ended June 30, 2000, includes an explanatory paragraph regarding our ability to continue as a going concern.

DELISTING OF OUR COMMON STOCK FROM TRADING ON THE NASDAQ SMALLCAP MARKET WOULD REDUCE THE MARKETABILITY OF OUR SHARES.

     We received a letter dated December 22, 2000 from Nasdaq noting that we received a "going concern" opinion from our independent auditors and stating concern that we may not be able to sustain compliance with the continued listing requirements of The Nasdaq SmallCap Stock Market. On January 11, 2001, we submitted to Nasdaq a letter and other materials as requested by Nasdaq in response to this letter detailing our plan and timetable to address the specific items which led our independent auditors to issue the "going concern" opinion and for obtaining the extensive funding needed to fund operations over the next 12 months. To date, we have not received a response from Nasdaq regarding our submission.

     Our common stock is listed for trading on the Nasdaq SmallCap Market under the symbol TNCX. A listed company may be delisted if it fails to maintain minimum levels of stockholders' equity, shares publicly held, bid price, number of stockholders or aggregate market value, or if it violates other aspects of its listing agreement. At December 31, 2000, we did not satisfy certain continued listing standards. We are seeking additional capital and attempting to effect other equity transactions to, among other things, increase our net tangible assets. There can be no assurance that we will be able to raise this additional capital, or if we are able to raise additional capital it will be on terms satisfactory to us, or to effect other equity transactions currently under consideration. If we fail to satisfy the criteria for continued listing, our common stock may be delisted.

     If our common stock is delisted, public trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets," or on the NASD's "Electronic Bulletin Board." In this event, it may be more difficult to dispose of, or even to obtain quotations as to the price of, our common stock and the price, if any, offered for our common stock may be substantially reduced.

     In addition, if our common stock is delisted from trading on the Nasdaq SmallCap Market, and the market price of our common stock is less than $5.00 per share, subject to certain exceptions, trading in our common stock would be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under this rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors (generally institutions or high-net worth individuals) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. The requirements of Rule 15g-9, if applicable, may affect the ability of broker/dealers to sell our securities and may also affect the ability of purchasers in this offering to sell their shares in the secondary market.

     The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 (the "Penny Stock Rule") also requires additional disclosure in connection with any trades involving a stock defined as penny stock (any non-Nasdaq equity security that has a market price or exercise price of less than $5.00 per share, subject to certain exceptions). Unless exempt, the rules require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule prepared by the SEC explaining important concepts involving the penny stock market, the nature of such market, terms used in such market, the broker/dealer's duties to the customer, a toll-free telephone number for inquiries about the broker/dealer's disciplinary history and the customer's rights and remedies in case of fraud or abuse in the sale. Disclosure must also be made about commissions payable to both the broker/dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

WE MAY NOT BE ABLE TO RENEGOTIATE A NEW AGREEMENT WITH CARNIVAL CRUISE LINES

     Pursuant to our settlement agreement with Carnival Cruise Lines, we are continuing discussions with Carnival with respect to a new agreement that would cover the installation of our latest CruiseView(TM) technology on the "Fantasy" class ship, and contractual terms more favorable to us than the original Carnival agreement, including a longer term and multiple ship arrangement. There is no assurance that we will be successful in reaching a mutually satisfactory resolution of the issues and in securing a new, more favorable long term contract with Carnival. Notwithstanding the above, we continue to operate our CruiseView(TM) system aboard one Carnival Fantasy class ship on a month-to-month basis and will continue to do so as long as the economics are beneficial to Carnival and us.

WE HAVE A VERY SMALL BACKLOG OF ORDERS.

     We have received only nine orders for installation of our InnView(TM) system. We have no additional orders from Carnival Cruise Lines or from MRESA and have no orders for our TrainView(R) system. We do not believe our sales to date are sufficient to determine whether there is meaningful demand for our products. We intend to continue to devote significant resources to our sales and marketing efforts in an effort to promote interest in our products. There is no assurance that we will be successful with these efforts or that significant market demand for our products will ever develop.

WE MAY NOT BE ABLE TO MANAGE OUR PLANNED GROWTH.

     We have recently reduced our workforce and scaled back operations, but may have to expand our business operations during fiscal year 2001 in the event that we secure certain contracts that we are currently working on. Any such expansion could strain our limited personnel, financial, management and other resources. We would need to adapt our financial planning, accounting systems and management structure to accommodate the growth if it occurs. Our failure to anticipate or manage our growth, if any, could adversely affect our business, operating results and financial condition.

OUR SYSTEMS MAY SUFFER FROM DEFECTS.

     The systems we sell incorporate a combination of sophisticated computer chip, electronic circuit and network technology. To enhance the operation of our systems and adapt them for the various environments in which they are installed, we modify and reconfigure our systems from time to time. In addition, we rely on subcontractors to manufacture, assemble and install many components of our systems. Although we have quality control procedures designed to detect manufacturing and system design errors and although we test our products before marketing them, any component product may contain flaws which we may not detect through these procedures. There is no assurance that we will identify all defects. We believe that reliable operation will be an important purchase consideration for our customers. Failure to detect and prevent design flaws or flaws within components of our systems could adversely affect our business, financial condition and operating results.

WE FACE SIGNIFICANT COMPETITION.

     The market for our systems, products and services is highly competitive and competition is likely to intensify.

     * The major competitors in our hotels and hospitality market are On Command Corporation, LodgeNet Entertainment Corporation and Quadriga. On Command currently serves an estimated 960,000 rooms and LodgeNet, approximately 680,000 rooms. We are unable to determine the extent of Quadriga's market. On Command and LodgeNet focus their sales and marketing efforts on North American properties, whereas Quadriga markets its products primarily to European hotels and, to a much lesser extent, Middle Eastern and African hotels.

     * SmartWorld, a UK-based company, has announced its intention to develop and offer a limited video-on-demand system for the passenger rail market. In addition, we are aware that another UK-based company, ALSTOM, is planning to create a subsidiary to develop systems competitive with ours for the passenger rail industry.

     * In the cruise ship market, we compete primarily with Allin Corporation and Siemens. We estimate that Allin currently has systems installed on seven cruise ships, and Siemens has a system installed on one. Allin Corporation may have orders for additional cruise ships.

     * In the education and corporate training market, our servers compete primarily with those of other companies that manufacture video server products, such as Sony, Dell, Gateway, Silicon Graphics, Compaq and Hewlett Packard. Many regional competitors provide technology services which may be similar to ours to the education and corporate training markets.

     Most of these companies have greater financial, technical and marketing resources than we do. Moreover, each of them is well established in its respective market and has developed customer and end user goodwill and brand recognition that may be difficult for us to overcome. We expect that, to the extent that the market for our systems, services and products develops, competition will intensify and new competitors will enter our designated target markets. For example, large manufacturers of in-flight entertainment systems may consider entry into any of our markets.

     We may not be able to compete successfully against existing and new competitors as the market for our systems, products and services evolves and the level of competition increases. A failure to compete successfully against existing and new competitors would have a materially adverse effect on our business and results of operations.

GLOBAL TECHNOLOGIES EXERCISES SUBSTANTIAL CONTROL OVER US.

     Global Technologies owns shares of our capital stock which entitles it to elect a majority of our directors. Consequently, Global Technologies will be able to exert virtually unlimited influence over the direction of our business and policies.

WE DEPEND ON KEY EXECUTIVES.

     Our potential for success depends significantly on certain key management employees, including our Chairman and Chief Executive Officer, Irwin L. Gross, our President and Chief Operating Officer, Robert Pringle, our Executive Vice President, Jay Rosan, and our Chief Technology Officer, Richard Genzer. The loss of the services of any one of them or of any of our other key employees would have a materially adverse effect on us. We also believe that our future success will depend in large part on our ability to attract and retain additional highly skilled content, technical, management, sales and marketing personnel. Competition for quality, highly skilled employees is intense. We give no assurance that we will be successful in retaining our key personnel or in attracting and retaining the personnel we require for expansion.

WE MAY NOT BE SUCCESSFUL IN PROCURING AND PROVIDING COMPELLING CONTENT FOR OUR SYSTEMS.

     Being able to procure and provide compelling content for our interactive information and entertainment systems is integral to our success. Our plan is to receive a share of the revenue generated from the content that we procure and provide for use through the systems pursuant to a multi-year contract. In some cases we need to achieve certain levels of revenue from this content to cover ongoing costs of operating and updating these systems.

     We are in the process of acquiring the rights to and packaging suites of content to be provided through our systems, each suite being specific to the environment in which the system is being installed. For example, the content provided through InnView(TM) will be intended to appeal to hotel guests, and the content provided through TrainView(R) will be intended to appeal to rail passengers. We give no assurance that we will be able to develop, procure or integrate a compelling suite of content for any of our systems. If we are unable to do so, system-users will not use the system and we will not earn content revenues. Our business would be adversely affected because we rely on the content revenue to make up for any discount we allow on the system infrastructure and/or maintenance. In addition, if we were unable to provide compelling content, our target customers would not likely be receptive to our systems, which would adversely affect our business, as well.

OUR QUARTERLY OPERATING RESULTS WILL VARY.

     We expect to experience significant fluctuations in our operating results. Fluctuations in operating results may cause the price of our common stock to be volatile. Our operating results may vary as a result of many factors, including:

     * our ability to implement our new business strategy, which requires the commitment of a great deal of capital, developing new applications for our interactive information and entertainment systems and penetrating newly designated target markets, such as the passenger rail, and corporate training industries;

     *    our ability to integrate, retain and manage our new management team;

     * our ability to generate further revenues on a profitable basis from the markets in which we currently operate, such as the hotel and hospitality, education and cruise ship markets;

     * our ability to procure and provide desirable content for our interactive information and entertainment systems;

     * our ability to generate orders so as to manage the long sales cycle for our systems. This sales cycle involves evaluation and customization of a system for each project, a test installation of each customized system, and negotiation of related agreements from other providers, such as movie and Internet access providers. All of this is prior, in most cases, to a contract being signed between us and a prospective purchaser of our systems; and

     *    our ability to compete successfully in our designated target markets.

     Each of these factors is difficult to control and forecast. Thus, they could have a material effect on our business, financial condition and results of operations. For example, during the quarter ended September 30, 1999, we recorded revenue of approximately $5.3 million from sales in connection with the Georgia MRESA Net 2000 project. We have not received any additional orders in connection with that project, nor have we recorded significant revenue in connection with any project since then.

     Notwithstanding the difficulty in forecasting future sales, we nonetheless must undertake research and development and sales and marketing activities and other commitments months or years in advance. Accordingly, any shortfall in product revenues in a given quarter may have a materially adverse effect on our business, because we are unable to adjust expenses during the quarter to match the level of product revenues, if any, for the quarter. We believe that period-to-period comparisons of our operating results are not meaningful. If our operating results in one or more quarters do not meet expectations, the price of our stock could decrease.

OUR STOCK PRICE MAY BE VOLATILE.

     The market price for our common stock may be affected by a number of factors, including the announcement of orders for our products or product enhancements by us or competitors, the loss of services of one or more of our key employees, quarterly variations in our results of operations or those of our competitors, changes in earnings estimates, developments in our industry, sales of substantial numbers of shares of our common stock in the public market, general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors. To date, the market price for our common stock has been volatile and has fluctuated significantly. The trading price of our common stock is likely to continue to be highly volatile. In addition, the stock market in general and the market for technology-oriented companies in particular, have experienced extreme price and volume fluctuations. These broad market and industry factors may materially and adversely affect the market price of our common stock, regardless of our actual operating performance.

THE MARKETS IN WHICH WE OPERATE ARE CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE.

     The markets in which we operate are characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Significant technological changes could render our existing technologies, products and services obsolete. The networking solutions, content and server markets' growth and intense competition exacerbate these conditions. If we are unable successfully to respond to these developments or do not respond in a cost-effective way, our business, financial condition and operating results will be adversely affected. To be successful, we must adapt to these rapidly changing markets by continually improving the responsiveness, services and features of our products and services and by developing new features and gathering new and appealing content to meet the needs of our customers. We also need to respond to technological advances and emerging industry standards in a cost-effective and timely manner.

OUR INTELLECTUAL PROPERTY MAY NOT BE ADEQUATELY PROTECTED AND WE MAY INFRINGE THE RIGHTS OF OTHERS.

     Our success will depend in part on our ability to protect our proprietary technology. We rely primarily on a combination of trademark laws and employee and third-party nondisclosure agreements to protect our proprietary rights. Further, we intend to distribute our products in a number of foreign countries. The laws of those countries may not protect our proprietary rights to the same extent as the laws of the United States. We may be involved from time to time in litigation to determine the enforceability, scope and validity of our proprietary rights, or to defend ourselves from third parties asserting infringement claims against us. Any such litigation could result in substantial costs to us and could divert our management and technical personnel away from their normal responsibilities.

WE MAY NOT BE ABLE TO OBTAIN CRITICAL COMPONENTS FROM OUR SUPPLIERS.

     Currently, we obtain certain key components used in our systems and products from a number of sources. We do not have long term supply contracts with these or any other component vendors and we purchase all of our components on a purchase order basis. Currently, a substantial portion of our accounts payable are past due and many suppliers have imposed cash on delivery terms. If we do not have sufficient cash on hand, we may not be able to obtain the components we need. Further, component shortages may occur and we may not be able to obtain the components we need in a timely manner or on a commercially reasonable basis. In addition, we subcontract for the manufacture, assembly and installation of many components of our systems. If we were unable to obtain sufficient quantities of key components used in our systems or products due to availability of raw material and labor or to other constraints beyond our control, we could experience delays in the development of our systems or in product shipments, or be forced to redesign our systems or products. Any of these scenarios would have a materially adverse affect on our business. In addition, there is no assurance that our subcontractors will be able to support our manufacturing, assembly and installation requirements in the future.

THE MARKET PRICE OF OUR COMMON STOCK COULD BE DEPRESSED BECAUSE OF SHARES ELIGIBLE FOR FUTURE SALE AND SHARES RESERVED FOR FUTURE ISSUANCE UPON THE EXERCISE OF OPTIONS AND WARRANTS AND THE CONVERSION OF PREFERRED SHARES.

     Sales of a substantial number of shares of common stock in the public market in connection with and following this offering could adversely affect the market price for our common stock. On the date of this prospectus, we had 23,498,741 shares of common stock outstanding. Approximately 39% of these shares are, and upon effectiveness of this registration statement 41% of these shares will be, freely tradeable without restriction under the Securities Act of 1933. The remaining shares may be sold in accordance with Rule 144 promulgated under the Securities Act when the applicable holding period has been satisfied. In addition, we have registered a total of 1.3 million shares of our common stock reserved for issuance under our stock option plans, of which an aggregate of approximately 362,974 shares had been issued as of the date of this prospectus. The remaining 937,026 shares, when and if issued, would be freely tradeable (unless acquired by any of our affiliates, in which case they would be subject to volume and other limitations under Rule 144). In addition, we are registering 186,365 shares underlying warrants pursuant to this prospectus which will be freely tradable upon effectiveness of this registration statement. We have also registered for resale with the Securities and Exchange Commission up to 956,695 of the shares of our common stock which we are permitted to issue under the equity purchase agreement dated June 16, 2000 with Fusion Capital during the remainder of its term. Such shares, if issued, would be available for resale in the public market pursuant to a previously filed registration statement. We are registering for resale under the registration statement covering this prospectus, 2.8 million shares of common stock which may be acquired upon conversion of the Series E preferred stock issued to Cache Capital (USA), L.P. The actual number of shares of our common stock that would be issuable upon conversion of the Series E preferred stock cannot be determined at this time since the number of shares of our common stock issuable upon conversion may change based upon fluctuations of the market price of our common stock prior to a conversion. The market price of our common stock could fall as a result of the sale of any of the shares discussed above.

IF WE DO NOT HAVE ENOUGH SHARES AUTHORIZED OR DO NOT OBTAIN SHAREHOLDER APPROVAL FOR THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF OUR SERIES E CONVERTIBLE PREFERRED STOCK IN EXCESS OF 19.999% OF OUR OUTSTANDING COMMON STOCK, WE MAY BE FORCED TO REDEEM THE SERIES E CONVERTIBLE PREFERRED STOCK FROM THE HOLDERS.

     Pursuant to the terms of the Series E convertible preferred stock that we issued to Cache Capital (USA) L.P. on August 3, 2000, in the event we do not have enough shares of common stock authorized for issuance upon conversion of the preferred stock or do not obtain shareholder approval for the issuance of common stock upon conversion of our Series E convertible preferred stock held by this investor in excess of 19.999% of the outstanding shares of common stock immediately prior to consummation of the sale of the Series E convertible preferred stock as required under the Nasdaq listing rules and regulations, we may be forced to redeem the Series E convertible preferred stock from such investor at a premium over the stated value of such preferred stock. We may not have the resources available to do so. As of February 21, 2001 the Series E convertible preferred stock represented only approximately 3.8% of our common stock on a fully converted basis. If we were required to redeem the Series E convertible preferred stock, it could have a material adverse effect on our business.

WE ARE A DEFENDANT IN A MULTI-DISTRICT, MASS-TORT CLASS ACTION LAWSUIT.

     On September 2, 1998, Swissair flight 111 crashed. The aircraft involved in the crash was a McDonnell Douglas MD-11 equipped with an in-flight interactive entertainment system developed by the Interactive Entertainment Division we acquired from Global Technologies. Since then, a number of claims have been filed by the families of the victims of the crash. We have been named as one of the many defendants, including Swissair, Boeing, DuPont and Global Technologies, in this consolidated multi-district litigation. Global Technologies' aviation insurer is defending us in the action. Global Technologies has $10.0 million in insurance coverage related to the action. With respect to additional insurance coverage, a court has ruled that an umbrella policy for an additional $10.0 million in insurance does not cover the Swissair action. Currently, Global does not plan to appeal such ruling. We did not assume any liability of Global Technologies in connection with the Swissair crash. If liability is assessed against us directly, to the extent this liability exceeds the available insurance, our business will be adversely affected.

WE MAY BE SUBJECT TO REGULATION.

     In the United States, we are not currently subject to direct regulation other than federal and state regulation applicable to businesses generally. However, changes in the regulatory environment relating to the telecommunications and media industry could have an adverse effect on our business as it relates to the procurement of content for our systems.

     Other legislative proposals from international, federal and state governmental bodies in the areas of content regulation, intellectual property, privacy rights and state tax issues could impose additional regulations and obligations on us. We cannot predict whether or not any legislation of these types might pass, nor the financial impact, if any, the resulting regulation may have on us. Moreover, the applicability to content, online service and Internet access providers of existing laws governing issues such as intellectual property ownership, libel and personal privacy is uncertain. The law relating to the liability of online service companies and Internet access providers for information carried on or disseminated through their systems is also currently unsettled and has been the subject of several recent private lawsuits. If similar actions were to be initiated against us, costs incurred as a result of such actions could have a material adverse effect on our business.

     We may offer gaming activities from time to time through our interactive information and entertainment systems in those jurisdictions where we may do so legally. Gaming activities are either highly regulated or illegal in most jurisdictions in the United States. Complying with gaming laws and regulations at both the state and federal levels could result in added expense, lower margins and delays in implementing gaming options for use through our systems.

     Additionally, we must generally comply with various safety regulations when installing our systems. Compliance with these regulations may increase the expense of a system and decrease our margins, or delay, or even prevent, installation, any of which could have an adverse effect on our business.

                           AN OVERVIEW OF OUR BUSINESS

     We are a provider of broadband entertainment, information and e-commerce systems for the "away-from-home" marketplace, which encompasses hotels, cruise ships and long-haul passenger trains, as well as schools, training facilities and institutions. Our fully-interactive, all-digital and high speed information and entertainment platforms are designed to provide consumers and students Internet and e-mail access with such customizable services as on-demand films, videos and music, video games and casino gaming, tour and reservation information, as well as IP telephony, courseware and lectures, and other Internet-based content and commerce applications. We have developed specific systems for the hospitality market (InnView(TM)), the cruise ship industry (CruiseView(TM)), the long haul passenger train market (ProjecTRAINbow(TM)), as well as for corporate training and educational institutions (EduView(R)). These systems provide "away from home" industries with technology solutions for the information and entertainment needs of today's "connected" marketplace.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock offered pursuant to this prospectus by the selling security holders. We may receive exercise proceeds from the issuance of shares to the selling security holders upon exercise of the warrants held by certain of the selling security holders, which proceeds would be used for general working capital.

                            SELLING SECURITY HOLDERS

SERIES E PREFERRED STOCK FINANCING.

     On August 3, 2000, Cache Capital (USA) L.P. purchased an aggregate of $1,000,000 of our Series E 6% convertible preferred stock in a private placement transaction. Cache Capital received 100 shares of Series E preferred stock which may be converted into our common stock. In addition, Cache Capital received warrants to acquire 25,000 shares of our common stock. J.P. Carey Securities, Inc., the placement agent involved in the private placement, also received warrants to acquire 25,000 shares of our common stock.

     The warrants issued to Cache Capital and J.P. Carey are exercisable at $3.30 and expire on August 3, 2005. The Series E preferred stock carries a 6% cumulative dividend payable quarterly in cash or common stock. The conversion price is equal to the lower of a fixed conversion price of $4.00, subject to adjustment, and a floating conversion price equal to a discounted 5-day average market price of our common stock at the time of conversion, subject to adjustment. As of the date of this prospectus, the preferred stock is convertible into 934,729 shares of our common stock. The conversion price is also subject to adjustment pursuant to the antidilution provisions set forth in the Certificate of Designations, Rights, Preferences and Limitations for the Series E preferred stock.

     As long as our common stock is listed for trading on the Nasdaq SmallCap Market, we may not issue on conversion of the Series E preferred stock more than 19.999% of the outstanding common stock immediately prior to the sale of the preferred stock without obtaining prior stockholder approval in order to comply with Nasdaq listing requirements.

     Any shares of preferred stock outstanding on August 2, 2002 shall automatically convert into shares of common stock at the then applicable conversion price. The preferred stock is redeemable under certain circumstances.

     In addition, each holder of the preferred stock may not convert its securities into shares of our common stock if after the conversion, such holder, together with any of its affiliates, would beneficially own over 4.9% of the outstanding shares of our common stock. This restriction would not apply to a mandatory conversion in the event any shares of Series E preferred stock are outstanding on August 2, 2002.

     Since the number of shares of our common stock issuable upon conversion of the Series E preferred stock may change based upon fluctuations of the market price of our common stock prior to a conversion, the actual number of shares of our common stock that will be issued under the Series E preferred stock, and consequently the number of shares of our common stock that will be beneficially owned by Cache Capital cannot be determined at this time. Because of this fluctuating characteristic, we agreed to register initially 2.8 million shares of common stock for resale upon conversion of the Series E preferred stock, which number of shares of our common stock exceeds the number of our shares of common stock currently beneficially owned by Cache Capital. The number of shares of our common stock listed in the table below as being beneficially owned by

Cache Capital includes the shares of our common stock that are issuable to them, subject to the 4.9% limitation, upon conversion of their preferred stock and exercise of their warrants. However, the 4.9% limitation would not prevent Cache Capital from acquiring and selling in excess of 4.9% of our common stock through a series of conversions and sales under the Series E preferred stock and acquisitions and sales under the warrants.

OFFSHORE PRIVATE PLACEMENTS.

     On September 28 and 29, 2000, a group of European investors invested an aggregate of $474,046 in return for 280,071 shares of our common stock. The shares were issued at an average price of $1.69. These securities were issued in transactions exempt from the registration provisions of the Securities Act of 1933, pursuant to Regulation S and/or Section 4(2) thereof.

     On January 26 and 31, 2001, a group of European investors invested an aggregate of $389,675 in return for equity units, each of which consisted of two shares of our common stock and a three-year warrant to purchase a share of common stock. We issued a total of 272,631 shares of common stock pursuant to this offering, and issued warrants to purchase an aggregate of 136,315 shares of common stock at an exercise price of $2.50 per share. The shares were issued at an average price of $1.43. These equity units were issued in transactions exempt from the registration provisions of the Securities Act of 1933, pursuant to Regulation S and/or Section 4(2) thereof.

SELLING SECURITY HOLDER TABLE.

     The following table sets forth for each selling security holder(i) the name of the selling shareholder, (ii) the number of shares of our common stock owned by the selling shareholder before the offering (in some cases, as noted in the footnotes to the table, some or all shares underlie warrants held by the selling shareholder), (iii) the number of shares of our common stock offered by the selling shareholder under this prospectus, (iv) the number of shares of our common stock that will be owned by the selling shareholder assuming that all shares of our common stock registered hereby on that shareholder's behalf are sold, and (v) the percentage of our outstanding shares of common stock that those remaining shares will represent. Each of the selling security holders is a party to an agreement by which we agreed to register their shares of our common stock. Registration of these shares enables the selling security holders to sell the shares from time to time in any manner described in "Plan of Distribution" below, but does not necessarily mean that the selling security holders will sell all or any of the shares.

                                                                                                     Percentage of
                                             Number of Shares                    Number of Shares     Common Stock
                                               Beneficially                        Beneficially       Beneficially
                                               Owned Before       Number of           Owned           Owned After
Name of Selling Shareholder                      Offering      Shares Offered     After Offering        Offering
---------------------------                      --------      --------------     --------------        --------
Cache Capital (USA) L.P. (1) (2) (5)              934,729         2,825,000             --                 --
J.P. Carey Securities, Inc.(3) (5)                 25,000            25,000             --                 --
Wall Street Financial Enterprises, Inc. (4)        70,000            70,000             --                 --
Frank Payberg                                     131,500           131,500             --                 --
Stiftsstaden Invest AS                            120,000           120,000             --                 --
Rosiere Investments Limited                        28,571            28,571             --                 --
Arild Buli                                        192,716           289,074             --                 --
                                                   96,358 (6)
Tim Tangen                                         79,915           119,872             --                 --
                                                   39,957 (6)

----------
(1) The number of shares beneficially owned by Cache Capital (USA) L.P. represents the number of shares underlying their warrants (25,000 shares issuable upon exercise at an exercise price of $3.30 per share) plus the number of shares underlying the Series E convertible preferred stock held by them. Cache Capital (USA) L.P. may not convert their Series E convertible preferred stock if doing so would cause them to beneficially own more than 4.9% of the outstanding shares of common stock on a fully converted basis. For a more detailed discussion of this restriction, please read about our "Series E Preferred Stock Financing" above.
(2) Pursuant to the terms of our recent financing with Cache Capital (USA) L.P., we are obligated to initially register for resale under the registration statement covering this prospectus at least 2.8 million shares of common stock which may be acquired upon conversion of the Series E preferred stock held by them and (ii) the number of shares of common stock (25,000) issuable upon exercise in full of the warrants held by Cache Capital, in each case subject to adjustment for stock splits, stock dividends or similar transactions.
(3) Shares issuable upon exercise of a warrant at an exercise price of $3.30 per share granted to J.P. Carey Securities, Inc. as partial consideration for acting as placement agent in connection with private placement of Series E preferred stock.
(4) Includes 70,000 shares issued to Wall Street Financial Enterprises as partial payment of a consulting fee for services to be provided by Wall Street Financial Enterprises pursuant to a Consulting Agreement dated January 19, 2001.
(5) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also registers such additional number of shares of the registrant's common stock as may become issuable upon exercise of the warrants or upon conversions of the Series E convertible preferred stock as a result of stock splits, stock dividends and similar transactions.
(6) Shares issuable upon exercise of a warrant at an exercise price of $2.50 per share. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also registers such additional number of shares of the registrant's common stock as may become issuable upon exercise of the warrants or upon conversions of the Series E convertible preferred stock as a result of stock splits, stock dividends and similar transactions.

                              PLAN OF DISTRIBUTION

     The selling security holders or their respective pledgees, donees, transferees or other successors-in-interest:

     * may sell shares of common stock offered hereby by delivery of this prospectus from time to time in one or more transactions (which may involve block transactions) on the Nasdaq SmallCap Market or on such other market on which the common stock may from time to time be trading;

     * may sell the shares offered hereby in privately negotiated transactions, may sell shares of common stock short and (if such short sales were effected pursuant hereto and a copy of this prospectus delivered therewith) deliver the shares offered hereby to close out such transactions;

     * may engage in the sale of such shares through equity-swaps or the purchase or sale of options; and/or

     * may pledge the shares offered hereby to a broker or dealer or other financial institution, and upon default, the broker or dealer may effect sales of the pledged shares by delivery of this prospectus or as otherwise described herein or any combination thereof.

     The sale price to the public may be the market price for common stock prevailing at the time of sale, a price related to such prevailing market price, at negotiated prices or such other price as the selling security holders determine from time to time. The shares offered hereby may also be sold pursuant to Rule 144 under the Securities Act without delivery of this prospectus. The selling security holders shall have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. There can be no assurance that all or any part of the shares offered hereby will be sold by the selling security holders.

     The selling security holders or their respective pledgees, donees, transferees or other successors-in-interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

     The selling security holders, alternatively, may sell all or any part of the shares offered hereby through an underwriter. No selling shareholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling shareholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus. To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

     The selling security holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Therefore, any selling shareholder that may be deemed to be an underwriter will be subject to prospectus delivery requirements under the Securities Act. Any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in its ability to engage in market activities with respect to such shares. The selling security holders, for example, will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which provisions may restrict certain activities of the selling security holders and limit the timing of purchases and sales of any shares of common stock by the selling security holders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the shares offered by this prospectus.

     We have agreed to pay certain expenses of the offering and issuance of the shares of common stock covered by this prospectus, including the printing, legal and accounting expenses we incur and the registration and filing fees imposed by the Commission and the Nasdaq SmallCap Market. Certain of the selling security holders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by certain of the selling security holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     Upon a sale of common stock pursuant to this registration statement of which this prospectus forms a part, the common stock will be freely tradable in the hands of persons other than our affiliates. We will not pay brokerage commissions or taxes associated with sales by the selling security holders.

     This offering will terminate on the earlier of (1) the date on which the shares are eligible for resale without restrictions in accordance with Rule 144(k) under the Securities Act or (2) the date on which all shares offered by this prospectus have been sold by the selling security holders.

                       DISCLOSURE OF THE SEC'S POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our articles of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by Georgia law. Specifically, our articles of incorporation eliminate the personal liability of directors to us or our shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such elimination of the personal liability of a director to us does not apply for any liability for:

     * any appropriation, in violation of his duties, of any business opportunity of ours,

     * acts or omissions which involve intentional misconduct or a knowing violation of law,

     * actions prohibited under Section 14-2-832 of the Georgia Business Corporation Code (I.E., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of our assets to the shareholders without the prior payment or discharge of our debts or obligations, or unlawful making or guaranteeing of loans to directors), or

     * any transaction from which the director derived an improper personal benefit.

     We intend to enter into indemnity agreements with each of our directors and executive officers to indemnify them against expenses and losses incurred for claims brought against them in their capacities as directors or executive officers. We maintain directors' and officers' liability insurance.

     These provisions do not affect, however, a director's or officer's responsibilities under any other laws, such as the federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and control persons of The Network Connection pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

     There is no pending litigation or proceeding involving a director or officer as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                                  LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Schnader Harrison Segal & Lewis, LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

     The consolidated balance sheets of The Network Connection, Inc. (the "Company") as of June 30, 2000, and 1999 and the related consolidated statements of operations, stockholders' equity (deficiency) and comprehensive income and cash flows for the year ended June 30, 2000, the Transition Period ended June 30, 1999 and the year ended October 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the June 30, 2000 consolidated financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations, working capital deficiency and accumulated deficiency raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" into this registration statement some of the information we have already filed with the SEC. As a result, we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not contained in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus. Moreover, later information filed with the SEC by us in the future will update and supersede this information and similarly, be considered to be a part of this prospectus. We incorporate by reference the documents listed below, all filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement, as amended, and prior to effectiveness of the registration statement, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     *    Our Annual Report on Form 10-KSB for the fiscal year ended June 30,
          2000.

     * Our Amended Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000.

     * Our Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2000.

     * Our Quarterly Report on Form 10-QSB for the quarterly period ended December 31, 2000.

     *    Our Current Report on Form 8-K filed on February 12, 2001.

     *    Our Current Report on Form 8-K/A filed on February 23, 2001.

     * The description of the our common stock as set forth in TNCi's registration statement on Form 8-A filed with the SEC on May 9, 1995, and any amendments or reports thereto filed with the SEC for the purpose of updating such description.

     We will provide, without charge, to each person to whom a prospectus is delivered, a copy of these documents that are incorporated by reference into, but not delivered with, this prospectus. You may request a copy of these filings by writing or telephoning us at the following address:

                            Robert Pringle, President
                          The Network Connection, Inc.
                                  The Belgravia
                         1811 Chestnut Street, Suite 110
                             Philadelphia, PA 19103
                         Telephone number: 215-832-1046

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any such documents that we have filed. You may do so at the SEC's public reference room, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the following Regional Office: 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Our SEC filings are also available to the public on the Commission's web site at http://www.sec.gov. Our web site can be found at http://www.tncx.com.

                                     [LOGO]
                             THE NETWORK CONNECTION


                         PROSPECTUS DELIVERY OBLIGATION

     Until _______________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling security holders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of the offering, which are to be borne by TNCi, are estimated as follows:

      SEC registration fee                                            $   884.77
      Legal services and expenses                                      15,000.00
      Accounting services                                               1,500.00
      Miscellaneous                                                     1,000.00
                                                                      ----------
        Total                                                         $18,384.77
                                                                      ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article XI of the Amended and Restated Articles of Incorporation of The Network Connection, Inc. eliminates the personal liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such elimination of the personal liability of a director to the corporation does not apply for any liability for:
(i) any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) actions prohibited under Section 14-2-832 of the Georgia Business Corporation Code (I.E., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of assets of the corporation to the shareholders without the prior payment or discharge of the corporation's debts or obligations, or unlawful making or guaranteeing of loans to directors), or (iv) any transaction from which the director derived an improper personal benefit.

     In addition, Article XII of the corporation's Amended and Restated Articles of Incorporation provides that the corporation shall indemnify its corporate personnel, directors and officers to the fullest extent permitted by the Georgia Business Corporation Code, as amended from time to time.

     Article VI of the corporation's Bylaws reiterates that the corporation shall indemnify any and all persons it has the power to indemnify to the fullest extent permitted by the Georgia Business Corporation Code. However, the Bylaws further provide that such authorization shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled by way of agreement, resolution of shareholders or disinterested directors, or otherwise.

ITEM 16. EXHIBITS

     The following Exhibits are filed as part of this prospectus pursuant to Rule 601 of Regulation S-B.

Exhibit
 Number                      Description                            Reference
 ------                      -----------                            ---------
   2.1      Asset Purchase and Sale Agreement with Interactive
            Flight Technologies, Inc. (Global Technologies) dated
            April 29, 1999                                              (1)

   2.2      First Amendment to Asset Purchase and Sale Agreement,
            dated April 29, 1999                                        (1)

   5.1      Legal opinion and consent of Schnader Harrison Segal
            & Lewis LLP                                                  **

  23.1      Consent of KPMG LLP                                           *

----------
*    Filed herewith.
**   To be filed by pre-effective amendment.
(1) Incorporated by reference, filed as an exhibit with The Network Connection's Current Report on Form 8-K on May 18, 1999.

ITEM 17. UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
(iii) include any additional or changed material information on the plan of distribution;

     PROVIDED, HOWEVER, that clauses (1)(i) and (1)(ii) above do not apply if the information required to be included in the post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant under the Securities and Exchange Act of 1934.

     (2) For determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        THE NETWORK CONNECTION, INC.

Dated: February 26, 2001                By: /s/ Irwin L. Gross
                                            ------------------------------------
                                            Irwin L. Gross,
                                            Chairman of the Board

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

       Signature                     Title                           Date
       ---------                     -----                           ----

/s/ Irwin L. Gross           Chairman of the Board             February 26, 2001
------------------------
Irwin L. Gross


/s/ Patrick J. Fodale        Acting Chief Financial Officer    February 26, 2001
------------------------
Patrick J. Fodale


/s/ Robert Pringle           President, Chief Operating        February 26, 2001
------------------------     Officer and Director
Robert Pringle


/s/ Stephen M. Schachman     Director                          February 26, 2001
------------------------
Stephen M. Schachman


/s/ M. Moshe Porat           Director                          February 26, 2001
------------------------
M. Moshe Porat


/s/ Dr. Jay R. Rosan         Director                          February 26, 2001
------------------------
Dr. Jay R. Rosan


/s/ Charles T. Condy         Director                          February 26, 2001
------------------------
Charles T. Condy